Exhibit 99.2

March 15, 2006

Dear New Edge Holding Company Stockholder:

An Agreement and Plan of Merger by and among New Edge Holding Company (“New Edge”), New Edge Merger Corporation (“MergerCo”), a subsidiary of EarthLink, Inc. (“EarthLink”) and EarthLink was entered into on December 12, 2005 (the “Merger Agreement”). The Merger Agreement, and the transactions contemplated thereby, were authorized and approved by a majority of the Company’s stockholders on December 12, 2005 in resolutions in substantially the form attached hereto as Exhibit A by way of written consent pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”).

Under the terms of the Merger Agreement and pursuant to Section 251 of the DGCL, MergerCo will be merged with and into New Edge, with New Edge surviving the merger as a wholly-owned subsidiary of EarthLink (the “Merger”). The Merger is expected to become effective on April 13, 2006, upon the satisfaction of all closing conditions thereto (including all regulatory approvals) and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Enclosed is an information statement describing in further detail the Merger Agreement and the Merger, including your rights therewith. This letter, the enclosed information statement and the letter sent to New Edge stockholders on December 20, 2005, constitute notice of the actions taken that New Edge is required to provide under Section 228(e) of the DGCL.

Sincerely,

/s/ John Hesse
John Hesse
Chief Financial Officer
New Edge Holding Company and
New Edge Network, Inc.

3000 Columbia House Blvd, Suite 106

Vancouver, WA 98661-2969

Phone: 360.693.9009

Fax: 360.693.9997

www.newedgenetworks.com

Exhibit A

NEW EDGE HOLDING COMPANY

NON-UNANIMOUS WRITTEN CONSENT OF STOCKHOLDERS

IN LIEU OF A MEETING

The undersigned, being the holders of a majority of the issued and outstanding shares of capital stock of New Edge Holding Company, a Delaware corporation (the “Company”), acting pursuant to Section 228 of the Delaware General Corporation Law and acting in accordance with the Company’s Amended and Restated Certificate of Incorporation, hereby adopt the following resolutions by non-unanimous written consent in lieu of meeting:

Agreement and Plan of Merger

RESOLVED, that the form, terms and provisions of the Agreement and Plan of Merger, dated as of December 12, 2005, by and among EarthLink, Inc., New Edge Merger Corporation and the Company (collectively, with the exhibits and schedules, the “Merger Agreement”), be, and hereby is, approved in all respects.

RESOLVED, that the effective date of these resolutions shall be December 12, 2005.

Other Matters

In addition, the undersigned hereby agree that, effective as of the Closing of the Merger (as defined in the Merger Agreement), the New Edge Holding Company Seventh Amended and Restated Rights Agreement, dated as of January 7, 2005 (the “Rights Agreement”) is amended pursuant to Section 7.6 of the Rights Agreement, by adding the following to the end of Section 7.6: “This Agreement shall irrevocably terminate and be of no further effect upon the Effective Date of the Agreement and Plan of Merger, dated as of December 12, 2005, among EarthLink, Inc., New Edge Merger Corporation and New Edge Holding Company.”

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